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                                                                      EXHIBIT 12

                    LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
         COMPUTATION OF RATIO OF EARNINGS (DEFICIENCY) TO FIXED CHARGES
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)

                                                                                                      FOR THE NINE
                                                                                                      MONTHS ENDED
                                                     FOR THE YEAR ENDED SEPTEMBER 30,                 SEPTEMBER 30,
                                          2000           1999             1998           1997             1996
                                       -----------   ------------    ------------    ------------    -------------
Income (Loss) From Continuing
 Operations Before
 Income Taxes and
 Losses From Equity
 Investments ................          $2,388           $3,828         $1,466           $573              $   (161)
Less Interest
 Capitalized During
 the Period..................              20               20             17             14                    14
Add Fixed Charges............             667              612            441            393                   273
                                    ----------      -----------      -----------    ---------           ----------
Total Earnings...............          $3,035           $4,420         $1,890           $952              $     98

Fixed Charges
Total Interest Expense
 Including
 Capitalized Interest........          $  434           $  428         $  298           $281              $    210
Interest Portion of
  Rental Expenses............             233              184            143            112                    63
                                   ----------        ---------      ---------         ----------         ----------
Total Fixed Charges..........          $  667           $  612        $   441           $393              $    273

Ratio of Earnings to
  Fixed Charges..............             4.6              7.2            4.3            2.4                     -

Deficiency of Earnings to
  Cover Fixed Charges........               -                -              -              -              $    175
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